Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Profitable Third Quarter

Operating Results

Minneapolis, MN—November 9, 2010—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the third quarter ended October 2, 2010.

Highlights of the third quarter included:

•                  A 113% increase in net income attributable to controlling interest to $0.9 million compared to $0.4 million in the third quarter of 2009.

•                  A 54% increase in operating income to $1.3 million compared to $0.9 million in the third quarter of 2009.

•                  Signing of three new multi-year recycling contracts servicing utilities in Missouri, Indiana and Washington along with a new appliance replacement program in California.

Third Quarter Financial Overview

Total revenues for the third quarter of 2010 increased 5.1% to $27.3 million from $26.0 million in the third quarter of 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the entire third quarters of 2010 and 2009 decreased 6.8%, and total retail revenues decreased 6.6% to $16.8 million from $18.0 million during the third quarter of 2009. The decrease in comparable store revenues and total retail revenues was due primarily to slower sales in the Minnesota and Ohio markets. Recycling revenues, which are comprised of appliance recycling fees and low-income appliance replacement program revenues for utility customers, decreased 6.6% to $6.5 million in the third quarter of 2010 compared to revenues of $7.0 million in the third quarter of 2009. Appliance recycling fees increased 13.4% to $6.0 million for the third quarter of 2010 compared to $5.3 million in the third quarter of 2009, due primarily to the new recycling contracts added during the past twelve months. Replacement program revenues decreased $1.2 million, primarily as the result of lower volumes, which were expected, for a California utility customer’s replacement program. Byproduct

- more -

revenues increased 287.9% to $4.0 million in the third quarter of 2010 compared to revenues of $1.0 million in the third quarter of 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices compared to the third quarter of 2009 and revenues from the Company’s joint venture, ARCA Advanced Processing, LLC (AAP). AAP generated $2.3 million of revenues during the third quarter of 2010.

Overall gross profit as a percentage of total revenues remained flat at 32.4% for the third quarter of 2010 compared to 32.7% for the third quarter of 2009. The overall gross profit was partially offset by higher operating costs related to the ramp-up of production at AAP.  We expect the gross profit at AAP to improve over the next few quarters. Excluding AAP, overall gross profit as a percentage of total revenues increased to 34.7% in the third quarter of 2010 compared to 32.7% in the third quarter of 2009. The increase, excluding AAP, was due to several factors, including higher recycling revenues from new contracts, strong management of operating costs, higher scrap metal prices, the closure of two underperforming factory outlet stores in August 2009, better pricing from manufacturers and improved operational efficiencies. Gross profit for the retail segment was 29.7% in the third quarter of 2010 compared to 28.4% in the third quarter of 2009. The year-over-year increase was related primarily to the closure of two underperforming factory outlet stores in August 2009, better pricing from manufacturers and operational efficiencies. Gross profit for the recycling segment decreased to 37.0% for the third quarter of 2010 compared to 42.5% for the third quarter 2009, primarily related to the impact of AAP. Excluding AAP, gross profit for the recycling segment increased to 45.6% in the third quarter of 2010 compared to 42.5% in the third quarter of 2009. The increase is attributed to a combination of factors, including adding new recycling contracts, managing operating costs, operational efficiencies and higher scrap metal prices.

Selling expenses decreased $0.3 million to $4.8 million or 17.5% of total revenues in the third quarter of 2010 compared to $5.1 million or 19.6% of total revenues for the third quarter of 2009. The decrease in selling expenses was due primarily to lower retail store operating costs as a result of closing two underperforming factory outlet stores in August 2009 and streamlining the Company’s retail management structure. General and administrative expenses increased $0.2 million to $2.8 million or 10.1% of total revenues in the third quarter of 2010 compared to $2.6 million or 9.8% of total revenues for the third quarter of 2009. The increase was related primarily to the addition of AAP’s administrative infrastructure as it ramped up production.

- more -

ARCA reported third quarter 2010 operating income of $1.3 million compared to $0.9 million in the third quarter of 2009. The Company reported net income attributable to controlling interest of $0.9 million or $0.16 per diluted share for the third quarter of 2010 compared to net income attributable to controlling interest of $0.4 million or $0.09 per diluted share for the third quarter of 2009. Net income attributable to controlling interest included $37,500 of income from AAP.  This represents 50% of the net income from AAP for the third quarter of 2010.  AAP reported net income of $75,000 for the third quarter of 2010.

Year-to-Date Financial Overview

The Company’s year-to-date highlights are as follows:

•                  Achieved significant improvement in net income attributable to controlling interest, improving net income by $3.7 million from a loss of $2.0 million for the nine months ended October 3, 2009 to net income of $1.7 million for the nine months ended October 2, 2010.

•                  Signed twelve contracts in fiscal 2010 to provide refrigerator and freezer recycling services for the following utilities and their customers:

1.	Progress Energy to provide services in North and South Carolina beginning in April 2010 and running through 2014.
2.	National Grid to support Long Island Power Authority’s program in New York from March 2010 through December 2013.
3.	Southern Maryland Electrical Cooperative to provide services beginning in January 2010 and continuing through December 2011.
4.	Puget Sound Energy in Washington beginning early in the second quarter of 2010 and running through December 2011.
5.	CPS Energy in Texas to begin providing services in the third quarter of 2010 and running through May 2013.
6.	Central Hudson Gas & Electric in New York from April 2010 through March 2012.
7.	Xcel Energy in Minnesota, Colorado and New Mexico through December 2010.
8.	Great River Energy in Minnesota for a summer program from April through September 2010.
9.	Ameren Missouri (formerly Ameren UE) from August 2010 through September 2011.

- more -

10.	Northern Indiana Public Service from August 2010 through December 2013.
11.	Southern California Gas Company for a clothes washer low-income household replacement program.
12.	Tanner Electric Cooperative in Washington from July 2010 through June 2013.

Total revenues for the nine months ended October 2, 2010 increased 6.8% to $82.8 million compared to $77.6 million for the same period of 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the same year-to-date periods of 2010 and 2009 decreased 1.9%, and total retail revenues decreased 3.0% to $56.5 million from $58.2 million during the same period of 2009. The decrease in comparable store revenues was due primarily to slower sales in the Company’s Minnesota, Ohio and Georgia markets. The decline in total retail revenues was primarily the result of closing two underperforming factory outlet stores in August 2009 and the slower sales mentioned above. Recycling revenues for the nine months ended October 2, 2010 increased 1.3% to $17.2 million compared to revenues of $16.9 million in the same period of 2009. Appliance recycling fees increased 24.6% to $14.5 million for the nine months ended October 2, 2010 compared to $11.6 million in the same period of 2009, due primarily to the new recycling contracts added during the past twelve months. Replacement program revenues decreased $2.6 million, primarily as the result of lower volumes for a California utility customer’s replacement program. Even though the California utility sponsoring the replacement program reduced its marketing outreach to potential participants in 2010, resulting in an overall decrease in customer enrollment and corresponding revenues, the program generated $2.7 million in revenues for the Company for the nine months ended October 2, 2010. In October 2010, the Company re-signed a three-year contract with its major appliance replacement customer and expects to start building revenues from that program in 2011.

Byproduct revenues increased 283.7% to $9.1 million for the nine months ended October 2, 2010 compared to revenues of $2.4 million in the same period of 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices along with an increase in volume from new customers over the past year. The Company also added revenues from AAP, which, since its inception on February 8, 2010 has generated $4.8 million of revenues.

Overall gross profit as a percentage of total revenues increased to 30.9%, or 32.7% excluding AAP, for the nine months ended October 2, 2010 compared to 28.9% for the same period of 2009. The increase, excluding AAP, was due to several factors, including stronger byproduct revenues, better pricing from

- more -

manufacturers and improved operational efficiencies. Gross profit for the retail segment was 28.8% for the nine months ended October 2, 2010 compared to 26.8% in the same period of 2009. The year-over-year increase was related primarily to the closure of two underperforming factory outlet stores and better pricing from manufacturers. Gross profit for the recycling segment remained flat at 35.5% for the nine months ended October 2, 2010 compared to 35.4% in the same period of 2009. The year-to-date recycling segment gross profit was partially offset by higher operating costs related to AAP as it has ramped up production since starting business in the first quarter. Excluding AAP, the year-to-date recycling segment gross profit was 43.4%. The increase in recycling gross profit, excluding AAP, was primarily the result of improved operational efficiencies and the economic model related to some of the new recycling contracts.

Selling expenses decreased $0.9 million to $15.1 million or 18.2% of total revenues for the nine months ended October 2, 2010 compared to $16.0 million or 20.7% of total revenues for the same period of 2009. The decrease in selling expenses was due primarily to lower retail store operating costs as a result of closing two underperforming factory outlet stores in August 2009 and streamlining the Company’s retail management structure. General and administrative expenses increased $0.4 million to $7.7 million or 9.3% of total revenues for the nine months ended October 2, 2010 compared to $7.3 million or 9.5% of total revenues for the same period of 2009. The increase was related primarily to the addition of AAP.

ARCA reported operating income of $2.8 million for the nine months ended October 2, 2010 compared to an operating loss of $1.0 million during the same period of 2009. The Company reported net income attributable to controlling interest of $1.7 million or $0.32 per diluted share for the nine months ended October 2, 2010 compared to a net loss attributable to controlling interest of $2.0 million or $0.43 per diluted share for the same period of 2009. The net income attributable to controlling interest included a $62,500 loss, or 50% of AAP’s net loss for the nine months ended October 2, 2010.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented, “We are very pleased with the continued improvement in our operating results for 2010 compared to 2009. We will continue to focus on growing our recycling business and our joint venture business, ARCA Advanced Processing, LLC. As for the retail segment, while we are happy with the improvement we made in gross margins, we are continuing to concentrate on rebuilding our sales at our ApplianceSmart stores.

- more -

We are focusing on revisions in our advertising and branding messages for ApplianceSmart and expect the roll out some new marketing programs during the balance of 2010.”

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for 150 utility programs in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of November 2010, ApplianceSmart was operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

- more -

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Revenues:
Retail	$16,771	$17,962	$56,508	$58,229
Recycling	6,544	7,006	17,159	16,942
Byproduct	4,023	1,037	9,148	2,384
Total revenues	27,338	26,005	82,815	77,555

Costs of revenues	18,477	17,512	57,250	55,148
Gross profit	8,861	8,493	25,565	22,407
Selling, general and administrative expenses	7,543	7,638	22,790	23,378
Operating income (loss)	1,318	855	2,775	(971)

Other income (expense):
Interest expense, net	(245)	(325)	(742)	(900)
Other income (expense), net	15	36	5	(35)
Income (loss) before income taxes and noncontrolling interest	1,088	566	2,038	(1,906)
Provision for income taxes	166	150	395	51
Net income (loss)	922	416	1,643	(1,957)
Net (income) loss attributable to noncontrolling interest	(37)	—	63	—
Net income (loss) attributable to controlling interest	$885	$416	$1,706	$(1,957)

Income (loss) per common share:
Basic	$0.16	$0.09	$0.33	$(0.43)
Diluted	$0.16	$0.09	$0.32	$(0.43)

Weighted average number of common shares outstanding:
Basic	5,493	4,578	5,191	4,578
Diluted	5,686	4,578	5,400	4,578

- more -

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	October 2,	January 2,
	2010	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,945	$2,799
Accounts receivable, net of allowance of $41 at each period	6,048	4,252
Inventories, net of reserves of $343 and $519, respectively	16,573	16,785
Other current assets	1,217	532
Deferred income taxes	677	677
Total current assets	28,460	25,045
Property and equipment, net	9,772	4,139
Restricted cash	701	700
Other assets	1,819	1,566
Total assets (a)	$40,752	$31,450

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,495	$3,364
Checks issued in excess of cash in bank	—	410
Accrued expenses	5,908	4,401
Line of credit	12,692	12,419
Current maturities of long-term obligations	586	544
Income taxes payable	94	188
Total current liabilities	24,775	21,326

Long-term obligations, less current maturities	2,444	1,963
Deferred gain, net of current portion	1,461	1,827
Deferred income tax liabilities	691	691
Total liabilities (a)	29,371	25,807

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares and 4,578 shares, respectively	19,335	17,278
Accumulated deficit	(9,561)	(11,267)
Accumulated other comprehensive loss	(330)	(368)
Total shareholders’ equity	9,444	5,643
Noncontrolling interest	1,937	—
Total equity	11,381	5,643
Total liabilities and shareholders’ equity	$40,752	$31,450

(a) Assets and liabilities of the consolidated variable interest entity were $7,419 and $1,850, respectively, as of October 2, 2010.

###